Exhibit 10.1

Summary of ImmunoGen Incentive Bonus Plan

Our executive officers participate in an annual incentive bonus program applicable to all our employees. Each participant in this program is eligible to receive a target bonus expressed as a percentage of her or her annual base salary which, in the case of our executive officers, is set by the Compensation Committee of our Board of Directors. For 2018, target bonuses for our executive officers are as follows:

Title	Target Bonus (as % of Annual Base Salary)
President and CEO	75%
Executive Vice President	40%
Senor Vice President or Vice President	35%

Set forth below is a description of the ImmunoGen Incentive Bonus Plan for 2018.

Purpose

The ImmunoGen Incentive Bonus Plan is a key component of an employee’s total annual cash compensation.  Through this plan, an employee is eligible to receive an annual cash bonus based on ImmunoGen’s achievement of key corporate objectives and the employee’s individual contributions to these objectives.  The plan is intended to:

•                  Strengthen the link between employees’ financial success and ImmunoGen’s success

•                  Direct employees’ focus toward research, development and business objectives which represent key performance milestones for ImmunoGen

•                  Reinforce our pay-for-performance environment, where employees are rewarded for outstanding contributions

•                  Ensure market competitive cash opportunities

The Incentive Bonus Plan is discretionary.  The Compensation Committee of our Board of Directors has full discretion to determine when, if and how bonuses will be granted.  Its design and administration allow it to be integrated with our performance management program.

Key Features

The Incentive Bonus Plan period runs in conjunction with the calendar year.  Corporate and individual objectives that align with ImmunoGen’s strategic goals are established early in the year, so employees can work toward those objectives.

An overall bonus pool is funded based on the achievement of corporate objectives. Corporate performance is measured based on the achievement of pre-established objectives.  These objectives are not individually weighted, but are evaluated holistically in the context of ImmunoGen’s progress over the year toward its strategic goals.  The Compensation Committee evaluates both (1) degree of achievement of the corporate objectives, and (2) the effort required to realize the actual achievement, in terms of both the degree of difficulty assumed when the objective was set as well as performance in response to unanticipated difficulties.  The bonus pool may exceed 100% of target (but not more than a maximum of 150%), based on exceptional performance.  If the Compensation Committee determines that, based on its evaluation of ImmunoGen’s performance towards the corporate objectives, the bonus pool would be less than 50% of target, no bonus pool would be funded for that year.

Target bonuses under the Incentive Bonus Plan are expressed as a percentage of an employee’s annual base salary.  The award that an employee receives is initially based on an assessment of his/her achievement of individual objectives, including impact to the organization, how objectives were achieved, and demonstration of ImmunoGen’s values/cultural attributes.  These factors are assessed in the context of the individual’s overall performance.  This assessment of performance results in a percentage that can range from 0-125% of target.  This percentage is then multiplied by the corporate performance percentage to determine the employee’s bonus payout.

The foregoing notwithstanding, the Compensation Committee has determined that the bonus payout for our President and Chief Executive Officer will be based exclusively on the achievement of the corporate objectives.

Eligibility

An employee must meet all of the following criteria in order to be eligible for the Incentive Bonus Plan.

•                  Regular full-time or part-time employee

•                  Employed on or before September 30th of the applicable year.  An employee hired between January 1st and September 30th will be eligible for a prorated award to reflect the portion of the year employed with ImmunoGen.    An employee hired after September 30th will not be eligible for an award for that year.

•                  Employed on the date that the bonus is paid, provided that the foregoing shall not diminish any benefit to which an employee may be entitled under ImmunoGen’s Severance Pay Plan for Vice Presidents and Higher.  Payment of the bonus will be made by March 15 of the year following the end of the preceding calendar year.

Payout Guidelines

An employee’s bonus target percentage and salary on December 31st is used to calculate the employee’s bonus award.  If an employee has a salary decrease or reduction of hours during the bonus period, the earned salary during the bonus period will be used to calculate the bonus award.  With respect to any changes in position and/or salary made after September 30 of a given year, ImmunoGen will have discretion in changing the target percentage and salary amount to be used in calculating the employee’s bonus award for the bonus period.

Approved Leaves of Absence

If an employee is on an approved leave of absence for more than ninety (90) days during the applicable year, the employee is eligible for a prorated bonus, payable on the payment date following the applicable year.  The employee’s bonus will be based upon the achievement of corporate and individual performance as outlined above.

Administration

Bonus awards outside the foregoing eligibility requirements require the approval of the Head of Human Resources (or, in the case of any executive officer, the Compensation Committee of our Board of Directors).